Exhibit 99.2

 February 13, 2014

Dear Shareholder,	Annual Shareholder Meeting April 30 at 5 p.m. Comfort Inn & Conference Center in Mt. Pleasant
In my first letter as CEO, I would like to begin by thanking you for your support. For the past 36 years, community banking has been a large part of my life and I am pleased to find so many others who share my passion. It is your loyalty, and that of our customers, which ensures community banking will have an important place in the banking industry well into the future. With that, I am pleased to share with you our 2013 financial results.
Isabella Bank Corporation enjoyed another successful year in 2013 with net income of $12.51 million. As a result of our strong performance, we increased total cash dividends per share by 5.00% over 2012 to $0.84 per share. Based on our average stock price of $22.45 for the month of December 2013, our annualized cash dividend yield was 3.74%. Below are select highlights as of, and for the year ended, December 31, 2013:

•	Record earnings of $12.51 million, which was an increase of $304,000 over 2012.

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Loan growth of $35.28 million and a continued improvement in credit quality indicators. While competition for high quality loans has been intense, we have not relaxed our underwriting standards and remain committed to core community banking principles and long term sustainable growth. Our ratio of nonperforming loans to total loans was 0.42% as of December 31, 2013, as compared to 1.71% for our peer group as of September 30, 2013 (peer group ratios are not yet available for December 31, 2013).

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Total assets were $1.49 billion and assets under management - which included loans sold and serviced, and assets managed by the Investment and Trust Services Department of $645.09 million - were $2.14 billion, which was a 4.13% increase over December 31, 2012.

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Our risk based capital to risk adjusted total assets ratio of 14.92% as of December 31, 2013 compares favorably to the 8.00% ratio required to be classified as adequately capitalized under the Federal Reserve Board's risk based capital rules.

In addition to sharing our financial results, I would also like to provide a few updates. In December, Mr. Dale Weburg retired as the Chair of the Isabella Bank Breckenridge Division Board. Over the years, Mr. Weburg served our organization in various capacities including as a director of the boards of Isabella Bank Corporation and Isabella Bank. We are thankful for his years of service and contributions to our Bank.

Mr. Gregory Varner, who has been a member of the Isabella Bank Breckenridge Board since 2004, has been elected the new Chair of the division. Mr. Varner is employed by the Michigan Dry Bean Commission where he serves as a Research Director. He also owns a farm in Merrill, Michigan and is very active in the agricultural community. We also welcomed Mr. Brent Wilson and Mr. Jeffrey Sherwood to the Isabella Bank Breckenridge Division Board. Mr. Wilson is a partner in Wilson Centennial Farms, LLC, a 650 dairy cow and 3500 acre cash crop business, while Mr. Sherwood is a partner in Sherwood Farms LLC, a 3600 acre cash crop business in St. Louis. We look forward to their insights as both business owners and as members of the agricultural community.

In early April, you will receive a copy of our annual report and proxy. Please mark your calendars for our annual shareholder meeting on April 30, 2014 at 5:00 p.m. at the Comfort Inn and Conference Center in Mt. Pleasant. I look forward to visiting with you there. Until then, if you have questions or concerns, my door is always open. You may call me directly at (989) 779-6215, or contact me through email at jevans@isabellabank.com.
Jae A. Evans, Chief Executive Officer

This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended September 30, 2013, which are available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.

 ISABELLA BANK CORPORATION             401 North Main Street, Mt. Pleasant, MI 48858-1649                   www.isabellabank.com